Exhibit 23(a)

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of CNBC Bancorp into First Merchants Corporation, of our report, dated January 18, 2002, on the consolidated financial statements of First Merchants Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001. We also consent to the reference to our firm appearing under the heading "Experts" in the Prospectus.


BKD, LLP
December 5, 2002
Indianapolis, Indiana

                                   Ex. 23(a)-1